PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®
1450 BROADWAY – 24TH FLOOR
NEW YORK, NEW YORK 10018

HARRIS & HARRIS GROUP REPORTS FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2014 AND POSTS ANNUAL LETTER TO SHAREHOLDERS ON WEBSITE

NEW YORK, NY – March 16, 2015 -- Harris & Harris Group, Inc. (NASDAQ: TINY), reported today that, as of December 31, 2014, its net asset value and net asset value per share were $109,654,427 and $3.51, respectively. The Company's Annual Report on Form 10-K may be accessed at http://ir.hhvc.com/sec.cfm.

Key events for the three months ended December 31, 2014:

•	Portfolio company D-Wave Systems, Inc., raised approximately $62 million (CAD) in new financing to continue its leadership position as the first company to bring a commercial quantum computer to the market;

•	We received the first milestone payment from Amgen's acquisition of BioVex Group, Inc., totaling approximately $2.1 million; FDA accepted a Biologics License Application ("BLA") by Amgen, who acquired our portfolio company BioVex, after the successful completion of its Phase III clinical trials of an important malignant melanoma treatment that may reach the market for cancer treatment in the near future;

•	AgBiome LLC, an innovator in the use of microbes for agriculture, announced the participation of three of the world's leading agribusiness companies in its Series A financing. Syngenta, Monsanto, and Novozymes have taken equity ownership positions in AgBiome;

•	Mersana Therapeutics, Inc., announced that Millennium Pharmaceuticals, Inc., a wholly-owned subsidiary of Takeda Pharmaceutical Company Limited, has exercised an option to license commercial rights for its first novel Fleximer® antibody-drug conjugate (ADC) developed under their collaboration announced earlier in the year. With the exercise of the commercial license, Mersana will receive a license fee and is eligible for development and regulatory milestone payments and royalties on net sales; and,

•	Enumeral Biomedical Holdings, Inc., announced that it has signed an oncology-focused collaborative study agreement with Merck, known as MSD outside the United States and Canada, through a subsidiary. The collaborators will use Enumeral's human approach to interrogate the tumor microenvironment in colorectal cancer tissues obtained directly from patients in order to identify functional cellular responses to immuno-oncology therapies being developed by Merck.

“2014 continued to move us forward towards our goals of realize, invest, partner and return. The sale of Molecular Imprints, Inc., to Canon, and the public listing of Enumeral Biomedical demonstrated two additional liquidity events in 2014. And we believe 2015 is off to a strong start with Champions Oncology, Inc., announcing a new $14 million financing, with Mersana announcing a new $35 million financing, with Nantero, Inc., announcing a new $30 million financing, and with OpGen, Inc.’s announcement of the filing of its registration statement for a proposed initial public offering,” said Doug Jamison, CEO of Harris & Harris Group, Inc. “We continue to believe 2015 will provide new liquidity events and exciting new opportunities to build transformative companies from disruptive science.”

SUMMARY OF FINANCIAL POSITION

	December 31, 2014	December 31, 2013	September 30, 2014
	(Audited)	(Audited)	(Unaudited)

Total Assets	$112,094,861	$125,063,946	$122,451,606
Net Assets	$109,654,427	$122,701,575	$120,158,974
Net Asset Value per Share	$3.51	$3.93	$3.85
Shares Outstanding	31,280,843	31,197,438	31,245,664

Shareholders also may be interested to read our Annual Letter to Shareholders posted on our website at http://ir.hhvc.com/letters.cfm.

Harris & Harris Group is a publicly traded venture capital firm that is also a business development company. Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com, on Facebook at www.facebook.com/harrisharrisvc and by following on Twitter @harrisandharrisgroup.

PRESS CONTACT:

Jessica Attanasio

Vice President, Gregory FCA

Email: Jessica@GregoryFCA.com

Direct: 610-228-2112

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com and www.Facebook.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. The Company is not responsible for the contents of third party websites.